Schwartz Levitsky Feldman llp

CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO • MONTREAL

June 13, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Re:	HQ Sustainable Maritime Industries, Inc.

Dear Ladies and Gentleman:

We were previously engaged as independent auditors for HQ Sustainable Maritime Industries, Inc. (the “Company”) for the fiscal year ending December 31, 2010. On May 26, 2011, we resigned from that position. We have read the Company’s statements included under Items 3.01, 4.01 and 7.01 of its Form 8-K dated June 2, 2011, and we agree with such statements, except for the following under Items 3.01 and 4.01:

I.	We are not in a position to agree or disagree with:

a.	the Company’s statements concerning its communications with the NYSE Amex LLC (the “Exchange”) concerning the Company’s plan of compliance to address the Company’s listing deficiencies;

b.	the Company’s statement that it is in the process of commencing an immediate search for a new independent accountant; and

c.	the Company’s statement that it intends to authorize Schwartz Levitsky Feldman LLP (“SLF”) to respond fully to the inquiries of the successor accounting firm.

II.	We do not agree with:

a.	the Company’s statement that SLF advised Mr. Fred Bild, a member of the Committee’s Audit Committee, on May 25, 2011, that SLF was resigning because of its inability to proceed with the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 (“FY2010”) due to the lack of support from the Company’s management;

1167 Caledonia Road Toronto, Ontario M6A 2X1 Tel: 416 785 5353 Fax: 416 785 5663

i.	In fact, during the teleconference with Mr. Bild on May 25, 2011, SLF cited the following culmination of factors as its rationale for concluding that SLF could no longer rely on the representations of the Company’s management and, therefore, SLF was resigning immediately from its position as the independent auditor of the Company.

ii.	During the course of the FY2010 audit, SLF encountered difficulties in confirming the cash balances in the Company’s bank accounts and verifying the existence of customers in the People’s Republic of China (“PRC”). To address this, SLF exercised its best judgment to extend its audit procedures in these two areas, but the Company’s management resisted SLF’s efforts. As a result, SLF was unable to satisfactorily complete the full confirmation process on the cash balances in the Company’s bank accounts and the verification procedures on the existence of customers. Therefore, SLF was unable to complete its work in order for the Company to file its annual report on time, resulting in the decision of the Exchange to suspend the trading of HQ stock. Subsequently, the Exchange and the Company engaged in an ongoing dialogue to design an acceptable plan of compliance to permit the Exchange to lift the trading suspension.

iii.	Concurrently, SLF kept the Chairman of the Audit Committee fully apprised of the situation concerning these problems with the FY2010 audit process. As a result, the Chairman of the Audit Committee engaged the law firm of Latham & Watkins LLP (“Latham”) to perform an independent review into the issues that arose during the course of the audit process. It was the understanding of SLF that the Audit Committee and then the full Board of Directors unanimously approved this independent review on March 31, 2011. In light of the expectation of the independent review approved by the Audit Committee and Board of Directors, SLF suspended its audit process to await the results of this independent review and/or assist the independent review, as may be needed or requested by Latham.

iv.	On April 6, 2011, the Chairman of the Audit Committee resigned, citing his concerns about the Company’s management. After the resignation of the Chairman of the Audit Committee, the Company’s management became increasingly non-responsive, uncooperative and non-communicative with SLF. In fact, there had been little direct communication between the Company’s management and SLF from early April 2011 through SLF’s resignation on May 26, 2011.

v.	The Company had been unwilling to provide SLF with information on a timely basis concerning the Company’s proposed plan of compliance to permit the Exchange to lift the trading suspension. In fact, the Company made a submission to the Exchange on May 2, 2011, which SLF was unaware of and did not have an opportunity to review in advance.

vi.	On May 25, 2011, SLF received for the first time a copy of the Company’s May 2 letter to the Exchange (however, SLF was not provided with the attachments to such letter, which included the minutes of the meeting of the Company’s Board of Directors on March 31, 2011). In that May 2 letter, the Company’s management (through the Company’s outside counsel) claimed that the former Chairman of the Audit Committee had initiated the independent review by Latham without receiving the approval of the Audit Committee or the Board of Directors. This was the first time that SLF became aware of such a claim by the Company’s management. In fact, this claim is inconsistent with SLF’s contemporaneous understanding, as well as communications with current and former members of the Audit Committee. On May 25, 2011, Mr. Bild, a member of the Company’s Audit Committee, confirmed to SLF that the Audit Committee and later the Board of Directors had, in fact, authorized the independent review on March 31, 2011. Also, on May 25, 2011, Mr. Bild advised SLF that the final minutes of the March 31 Board meeting (which SLF has not seen to date) previously had been drafted by Company’s management so as not to accurately reflect such approval (when, in fact, according to Mr. Bild and others, the Audit Committee and later the Board of Directors had approved the independent review on March 31).

vii.	Further, as discussed below, during the course of the FY2010 audit process and then at the time that the Company was working on its plan of compliance for the Exchange, the Company raised a purported issue concerning SLF’s licensing to perform audit services in the PRC. SLF tried to work in good faith with the Company’s management to resolve this issue, but had been frustrated and obstructed by the Company’s delay, non-responsiveness and lack of cooperation on this subject.

viii.	Additionally, the Company’s management had been delinquent in payment of the outstanding audit fees to SLF, even though such fees had been properly invoiced and approved for payment by the Audit Committee.

ix.	In sum, all these factors cited above, among others, together led SLF to conclude that it was no longer able to rely on the Company’s management’s representations and led to SLF’s decision to resign as the Company’s auditor immediately on May 26, 2011.

b.	the Company’s contention that during the course of SLF’s work on the FY2010 audit, SLF was unable to complete the FY2010 audit because the Company learned that SLF was not licensed to provide auditing services for the Company and its subsidiaries in the PRC. In fact, the purported licensing issue did not impede SLF’s ability to conduct the FY2010 audit. Rather, the Company raised this purported issue for the first time late in the FY2010 audit process only when SLF sought to conduct the planned audit procedure to visit the Company’s banks in the PRC to verify the existence of the cash balances in the Company’s bank accounts. As a result of raising this purported issue, the Company prevented SLF from satisfactorily completing the full confirmation process of the cash balances in the Company’s bank accounts in the PRC. It is notable that the Company had never before raised the purported licensing issue in the PRC. Further, none of the banks or customers in the PRC from which SLF was seeking direct confirmation of bank account and accounts receivables balances, respectively, raised this purported licensing issue; rather, it was raised only by the Company;

c.	the Company’s statements that (i) it believes that SLF is not now permitted to obtain a Temporary Practice Permit for an Offshore Accounting Firm in the PRC, and (ii) if the Company’s assessment is correct, the written support that SLF requested that the Company (and its subsidiaries) provided could have subjected the Company to administrative sanctions in the event that the PRC authorities determined that SLF engaged in unpermitted auditing business activities in Hainan Province. On March 21, 2011, the Department of Finance in the PRC issued the Interim Provisions on Overseas Accounting Firms Engaging in Temporary Auditing Activities in Mainland China (“2011 Interim Provisions”), which came into effect on the same date and replaced the prior statutory scheme in the PRC. As a result of the 2011 Interim Provisions which came into effect on March 21, 2011, SLF made the determination to obtain a provisional practicing permit to conduct its audit of HQ’s subsidiaries in the PRC. In order to obtain the provisional practicing permit, SLF is required to submit an application in the PRC which includes, among other items, the consents of the client and the local subsidiaries of the client for SLF to perform such audit services in the PRC. The Company refused to provide any such consents and claimed that SLF allegedly is barred from obtaining such a temporary permit under the 2011 Interim Provisions implemented on March 21, 2011. To support this, the Company claimed that it had a new legal opinion from its Chinese counsel to such effect, but then refused to provide SLF with a copy of this legal opinion (even though the Company previously had provided both SLF and the Exchange with copies of other legal opinions from the Company’s Chinese counsel). In sum, SLF tried to work in good faith with the Company’s management to resolve this issue, but had been frustrated and obstructed by the Company’s delay, non-responsiveness and lack of cooperation on this subject; and

d.	the Company’s statement that SLF initially agreed to the use of certain “chain of custody” procedures in the confirmation process so as to obviate the need for any direct contact between SLF and the Company’s customers and banks in the PRC and that, subsequently and without explanation, SLF elected not to utilize this alternative and reverted to its demand to utilize the more stringent confirmation procedures. In fact, SLF exercised its judgment as an independent auditor in extending its FY2010 audit procedures and never modified its requirement that it contact the Company’s customers and banks directly so as to obtain the necessary confirmations of the Company’s accounts receivable and bank account balances, respectively.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP

cc:	Norbert Sporns, Chief Executive Officer

Jean-Pierre Dallaire, Chief Financial Officer

Fred Bild, Audit Committee member

Daniel Too, Audit Committee member

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